SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 17, 2007

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2007, the Board of Directors of FMC Corporation (“FMC”) adopted a resolution effective October 1, 2007: a) increasing the number of directors to nine and b) electing Vincent R. Volpe, Jr. as a director to fill a vacancy in Class I, the class of directors whose term will expire at the Annual Meeting of Stockholders in 2008. Mr. Volpe has not yet been appointed to any committee of the Board.

Mr. Volpe will participate in FMC’s Compensation Plan for Non-Employee Directors described in FMC’s 2007 Proxy Statement. In connection with his election to the Board, Mr. Volpe will receive a pro rata portion of the current annual retainer of $40,000 that FMC pays to non-employee directors (at least $25,000 of which is paid in fully vested restricted stock units, which are payable in common stock upon termination from the Board of Directors). In addition, Mr. Volpe will receive a pro rata portion of the annual grant of restricted stock units (which annual grant has a value of $35,000 on the date of grant). These latter restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant, with vested shares payable in common stock once service from the Board has terminated. Mr. Volpe will also be entitled to dividend equivalent rights on vested and unvested restricted stock units.

In addition to the foregoing, Mr. Volpe will receive a meeting fee of $1,500 for each Board of Directors meeting and each Committee meeting attended, and if he serves on the Audit Committee will also receive in 2007 a pro rata portion of an additional $3,000 annual retainer. He will also be reimbursed for reasonable incidental expenses.

FMC issued a news release on August, 20, 2007 announcing Mr. Volpe’s election to the Board. A copy of the news release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated August 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/s/ Andrea Utecht
Andrea Utecht Vice President, General Counsel and Secretary

Date: August 20, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated August 20, 2007.